Exhibit 99.1

InnovAge Announces Exercise of Underwriters’ Option to Purchase Additional Shares

DENVER, CO, March 12, 2021 — InnovAge Holding Corp. (InnovAge) today announced that on March 9, 2021, the underwriters of the previously announced initial public offering of 16,666,667 shares of its common stock exercised their option to purchase an additional 2,329,234 shares of common stock from InnovAge at the initial public offering price of $21.00 per share, less underwriting discounts and commissions. Including the exercise of the over-allotment option, InnovAge has issued a total of 18,995,901 shares, for gross proceeds of approximately $399 million before deducting underwriting discounts and commissions. The shares are listed for trading on the Nasdaq Global Select Market under the symbol “INNV.”

J.P. Morgan Securities LLC, Barclays Capital Inc., Goldman Sachs & Co. LLC and Citigroup acted as joint lead book-running managers of the offering and as representatives of the underwriters. Robert W. Baird & Co. Incorporated, William Blair & Company, L.L.C., Piper Sandler & Co. and Capital One Securities, Inc. acted as joint book-running managers of the offering. Loop Capital Markets LLC, Siebert Williams Shank & Co., LLC and Roberts & Ryan Investments, Inc. acted as co-managers of the offering.

The offering of these securities was made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from: J.P. Morgan Securities LLC, Attention: Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-866- 803-9204 or email at prospectus-eq_fi@jpmchase.com; or Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by email at barclaysprospectus@broadridge.com or by telephone at 1-888-603-5847; or Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, via telephone: 1-866-471-2526, or via email: prospectus-ny@ny.email.gs.com; or Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (800) 831-9146.

A registration statement relating to these securities was filed with, and declared effective by, the Securities and Exchange Commission on March 3, 2021. Copies of the registration statement can be accessed through the Securities and Exchange Commission’s website at www.sec.gov. This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offers, solicitations or offers to buy, or any sales of securities will be made in accordance with the registration requirements of the Securities Act of 1933, as amended.

About InnovAge

InnovAge is a market leader in managing the care of high-cost, dual-eligible seniors. Our mission is to enable seniors to age independently in their own homes for as long as possible. Our patient-centered care model meaningfully improves the quality of care our participants receive, while reducing over-utilization of high-cost care settings. InnovAge is at the forefront of value based senior healthcare and directly contracts with government payors, such as Medicare and Medicaid, to manage the totality of a participant’s medical care. InnovAge believes its healthcare model is one in which all constituencies — participants, their families, providers and government payors—“Win.” InnovAge currently serves approximately 6,600 participants across 17 centers in five states.

Media Contacts:
Mark Corbae
Mark.Corbae@westwicke.com

Kyle Evans

Kyle.Evans@westwicke.com

Investor Contacts:
Bob East, Asher Dewhurst, Jordan Kohnstam

InnovAgeIRPR@westwicke.com